REVISED SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

THIS SCHEDULE A, dated June 22, 2012, is revised Schedule A to that certain Distribution Agreement dated as of April 1, 2012, between Aston Funds and Foreside Funds Distributors LLC. (formerly known as BNY Mellon Distributors, Inc). This Schedule A is revised for the addition of ASTON/River Road Dividend All Cap Value Fund II. This Schedule A shall supersede all previous forms of this Schedule A.

ASTON FUNDS

ASTON/TCH Fixed Income Fund

ASTON/Fairpointe Mid Cap Fund

ASTON/Veredus Small Cap Growth Fund

ASTON/Veredus Select Growth Fund

ASTON/Montag & Caldwell Balanced Fund

ASTON/Montag & Caldwell Growth Fund

ASTON/TAMRO Diversified Equity Fund

ASTON/TAMRO Small Cap Fund

ASTON/Harrison Street Real Estate Fund

ASTON/Cornerstone Large Cap Value Fund

ASTON/River Road Dividend All Cap Value Fund

ASTON/River Road Small Cap Value Fund

ASTON/River Road Select Value Fund

ASTON/Neptune International Fund

ASTON/Montag & Caldwell Mid Cap Growth Fund

ASTON/Barings International Fund

ASTON/Cardinal Mid Cap Value Fund

ASTON Dynamic Allocation Fund

ASTON/M.D. Sass Enhanced Equity Fund

ASTON/Lake Partners LASSO Alternatives Fund

ASTON/Herndon Large Cap Value Fund

ASTON Small Cap Growth Fund

ASTON/River Road Independent Value Fund

ASTON/River Road Long-Short Fund

ASTON/DoubleLine Core Plus Fixed Income Fund

ASTON/Silvercrest Small Cap Fund

ASTON/River Road Dividend All Cap Value Fund II

FORESIDE FUNDS DISTRIBUTORS LLC		ASTON FUNDS

By:	/s/ Mark Fairbank	By:	/s/ Gerald F. Dillenburg
Name:	Mark Fairbank	Name:	Gerald F. Dillenburg
Title:	President	Title:	Senior Vice President and Chief Operating Officer